May 31, 2018

Maeve O’Meara

Dear Maeve,

Thank you for your continued commitment and contributions to Castlight. I am pleased to inform you that you have been promoted to the position of Executive Vice President, Products and Customer Experience reporting to me, effective June 11, 2018. Upon the effective date, your annual base salary will increase to $375,000, less applicable withholdings. This represents an increase of 7.1%. This increase will appear in your June 30, 2018 paycheck. Your annual target bonus increases from 50% to 60% of your base salary.

In recognition of your promotion, you have been awarded 200,000 restricted stock units, to acquire shares of Company Class B Common Stock ("RSUs") under its 2014 Equity Incentive Plan (Plan). This grant vests in equal quarterly installments over a period of four years. Your first vesting will be August 16, 2018. Further details will be provided when the grant is issued to you.

In your new role, you will be a Section 16 Officer. Also, with this promotion, you will be eligible for the EVP tier benefits as detailed in the Castlight Health Executive Severance Agreement.

Please sign this letter accepting and return the signed letter to Paul Stearns.

Thank you again for your efforts at Castlight. We truly appreciate your dedication to the one team on a mission making things happen.

Congratulations!

John Doyle
/s/ John Doyle

Accepted:

/s/ Maeve O'Meara	2/21/2019
Maeve O'Meara	Date